Item 1.01. Entry into a Material Definitive Agreement.
CRI Hotel Income of Minnesota, LLC, a Delaware limited liability company, as Seller, entered into a Purchase and Sale Agreement dated as of September 10, 2013 (the “Purchase and Sale Agreement”) with United Properties Investment LLC, a Minnesota limited liability company, as Purchaser, for the sale of the improved real and personal property operated as the University Days Inn located at 2407 University Avenue and related improvements located at 2425 University Avenue, Minneapolis, MN 55414 (the "Property") for a sale price of Twelve Million Dollars ($12,000,000). CRI Hotel Income Partners, L.P. (the “Registrant”), is the sole member of the Seller.
The sale of the Property is expected to occur on or before December 9, 2013, subject to certain extension rights. There is no assurance that the Purchaser will be able to purchase the Property on the terms set forth in the Purchase and Sale Agreement or at all. Closing of the purchase and sale is subject to customary conditions.
The foregoing description of the Purchase and Sale Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Purchase and Sale Agreement which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No. 10.1
Purchase and Sale Agreement dated September 10, 2013, by and between CRI Hotel Income of Minnesota, LLC, a Delaware limited liability company, and United Properties Investment LLC, a Minnesota limited liability company

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRI HOTEL INCOME PARTNERS, L.P.
(Registrant)

By: CRICO Hotel Associates I, L.P.
General Partner

By: C.R.I., Inc.
Managing General Partner

September 12, 2013	By: /s/ H. William Willoughby
DATE	H. William Willoughby
Director, President, Secretary,
Principal Financial Officer and
Principal Accounting Officer